EXHIBIT 15 ACKNOWLEDGMENT OF AWARENESS LETTER FROM DELOITTE & TOUCHE, LLP DATED DECEMBER 4, 2003 CONCERNING UNAUDITED INTERIM FINANCIAL INFORMATION

December 4, 2003

Factory Card & Party Outlet Corp.

2727 Diehl Road

Naperville, Illinois 60563

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Factory Card & Party Outlet Corp. and subsidiary for the three-month and nine-month periods ended November 1, 2003 (Successor Company operations), the three-month and seven-month periods ended November 2, 2002 (Successor Company operations), and the two-month period ended April 6, 2002 (Predecessor Company operations), as indicated in our report dated December 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 1, 2003, is incorporated by reference in Registration Statements Nos. 333-92248, 333-98549, and 333-108222 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois